UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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 Evolution Petroleum Corporation
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1155 Dairy Ashford, Suite 425
Houston, Texas 77079

Dear Evolution Stockholders:
You are cordially invited to attend the 2018 annual meeting of stockholders of Evolution Petroleum Corporation. The 2018 annual meeting will be held at the Company's offices at 1155 Dairy Ashford, Suite 425, Houston, Texas 77079, commencing at 10:00 a.m. Central Time, on Thursday, December 6, 2018. If you plan to attend, please notify our Corporate Secretary, David Joe, at (713) 935-0122.
The notice of the annual meeting of stockholders and the proxy statement on the following pages cover the formal business of the annual meeting, which includes three items to be voted on by our stockholders.
If your shares are held in "street name" in a stock brokerage account or by a bank or other nominee, you must provide your broker with instructions on how to vote your shares in order for your shares to be voted on important matters presented at the annual meeting. If you do not instruct your broker on how to vote in the election of directors or the advisory vote to approve executive compensation, your shares will not be voted on these matters.
At the annual meeting, I will also report on the Company's current operations and will be available to respond to questions from stockholders. Recording devices will not be permitted in the annual meeting.
We are providing access to our proxy materials over the internet. We are mailing to our stockholders in street name a notice of internet availability of proxy materials (the “notice and access”) instead of a paper copy of our proxy statement, a proxy card and our 2018 annual report. The notice and access contains instructions on how to access those documents over the Internet, as well as instructions on how to request a paper copy of our proxy materials. We believe the notice and access process will provide you with the information you need in a timely manner, lower the costs and reduce the environmental impact of our 2018 annual meeting.
Whether or not you plan to attend the 2018 annual meeting, it is important that your shares be represented and voted at the annual meeting. You are urged, therefore, to complete, sign, date and return the enclosed proxy card (or use telephone or internet voting procedures, if offered by your broker or bank as a nominee or agent), even if you plan to attend the annual meeting. Additional information is further explained in the proxy statement under "How Can I Vote?"
Thank you for your continued interest in Evolution Petroleum Corporation.

Sincerely,
/s/ ROBERT S. HERLIN Robert S. Herlin Chairman of the Board

Houston, Texas
October 26, 2018

1155 Dairy Ashford, Suite 425
Houston, Texas 77079

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on December 6, 2018

To the Stockholders of Evolution Petroleum Corporation:
You are hereby notified that the 2018 annual meeting of stockholders (the "annual meeting") of Evolution Petroleum Corporation, a Nevada corporation (the "Company"), will be held on Thursday, December 6, 2018, commencing at 10:00 a.m. Central Time, at the Company's principal executive offices at 1155 Dairy Ashford, Suite 425, Houston, Texas 77079. The annual meeting will be held for the following purposes:

1)	to elect five (5) directors to our Board of Directors, each to serve until the 2019 annual meeting of stockholders or until their successor is elected and qualified;

2)	to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019;

3)	to hold an advisory vote to approve the compensation of our named executive officers; and

4)	to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
Only those stockholders of record at the close of business on October 22, 2018 are entitled to notice of, and to vote at the annual meeting or any postponement or adjournment thereof, notwithstanding the transfer of any shares after such date. If you were a stockholder at the close of business on October 22, 2018, you are entitled to vote.
        Whether or not you expect to attend the annual meeting, we ask that you sign and return your proxy card, or vote on the internet, as promptly as possible to ensure that your shares will be represented. If you attend the annual meeting, you may withdraw any previously submitted proxy card and vote your shares in person.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON DECEMBER 6, 2018:
The notice of annual meeting of stockholders, proxy statement and proxy card, and our annual report on Form 10-K for the fiscal year ended June 30, 2018, are available on the website, www.proxyvote.com. They are also available on the Company's website, www.evolutionpetroleum.com. From the homepage, you can link through the "Investors" page to the "Proxy Materials" page. Directions to attend the annual meeting and vote in person are also available on our website. From the homepage, you can link to "Contact" where you will find a link to a map to our Houston office.

By Order of the Board of Directors,

/s/ David Joe David Joe Senior Vice President & Chief Financial Officer

Houston, Texas
October 26, 2018

1155 Dairy Ashford, Suite 425
Houston, Texas 77079
(713) 935-0122
_______________________________________
PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS
December 6, 2018

This proxy statement accompanies the notice of the annual meeting of stockholders (the "annual meeting") of Evolution Petroleum Corporation, a Nevada corporation (hereinafter, "us", "we", "our" or the "Company"), in connection with the solicitation of proxies by and on behalf of our Board of Directors (the "Board") for use at our annual meeting to be held at 10:00 a.m., Central Time, at our Company's principal executive offices at 1155 Dairy Ashford, Suite 425, Houston, Texas 77079, on December 6, 2018, and at any postponement or adjournment thereof.
The Company's annual report for the fiscal year ended June 30, 2018 is being mailed to stockholders with the mailing of the notice of annual meeting of stockholders and proxy statement. This proxy statement and the accompanying proxy card are first being sent to our stockholders on or about October 26, 2018.
The solicitation of proxies by the Board of Directors will be conducted primarily by mail. As the Company's transfer agent, Continental Stock Transfer & Trust ("CST") assists in the solicitation of proxies in connection with the annual meeting. In addition, officers, directors and employees of the Company may solicit proxies personally or by telephone, email, or facsimile communication. These officers, directors and employees will not receive any compensation for these services. The Company will reimburse brokers, custodians, nominees, and fiduciaries for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of common stock of the Company. The costs of solicitation will be borne by the Company.
What is the purpose of the 2018 annual meeting?
At the annual meeting, stockholders will act upon the matters outlined in the attached notice and described in detail in this proxy statement, which are:

1)	to elect five (5) directors to our Board of Directors, each to serve until the 2019 annual meeting of stockholders or until their successor is elected and qualified;

2)	to ratify the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019;

3)	to hold an advisory vote to approve the compensation of our named executive officers; and

4)	to transact such other business as may properly come before the annual meeting or any postponement or adjournment thereof.
In addition, Company management will report on our performance during the fiscal year ended June 30, 2018, which we refer to as fiscal 2018, and respond to questions from stockholders.
Although the Board does not anticipate that any other matters will come before the annual meeting, your executed proxy gives the official proxies the right to vote your shares at their discretion on any other matter properly brought before the annual meeting.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials this year, instead of a full set of proxy materials?
In accordance with rules of the Securities and Exchange Commission (“SEC”), instead of mailing a printed copy of the Company’s proxy materials to stockholders, we may furnish proxy materials to the Company’s stockholders on the internet by providing a notice of internet availability of proxy materials (the “notice of internet availability”) to stockholders when the materials are available on the internet. The Company intends to commence its distribution of the notice of internet availability to street name stockholders on or about October 26, 2018. stockholders receiving a notice of internet availability by mail will not receive a printed copy of these proxy materials, unless they request it. Instead, the notice of internet availability will instruct stockholders as to how they may access and review proxy materials on the internet. stockholders who receive a notice of internet availability by mail who would like to receive a printed copy of the Company’s proxy materials, including a proxy card or voting instruction card, should follow the instructions for requesting these materials included on the notice of internet availability.
Who is entitled to vote at the annual meeting?
Only stockholders of record at the close of business on October 22, 2018 (the "record date") will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.
How can I Vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record (i.e., your shares are registered directly in your name, as opposed to being held in a stock brokerage account or by a bank or other nominee), you may vote in person at the annual meeting or vote by proxy using the enclosed proxy card. Whether or not you plan to attend the annual meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the annual meeting and vote in person if you have already voted by proxy. To vote in person, come to the annual meeting and we will give you a ballot when you arrive. To vote using the proxy card, simply complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. You may also use telephone or internet voting procedures, if offered by your broker or bank as a nominee or agent. Properly executed proxies in the accompanying form, received in due time and not previously revoked, will be voted at the annual meeting or any adjournment thereof as specified therein by the person giving the proxy; however, if no specification is made, the shares represented by proxy will be voted as recommended by our Board of Directors, to the extent permitted by law.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the "beneficial owner" of shares held in the "street name" of the entity holding your shares.
As a beneficial owner, you have the right to instruct or direct your broker or nominee how to vote and you are also invited to attend the annual meeting. However, since you are not the stockholder of record (record holder) you may not vote these shares in person at the annual meeting unless you obtained a signed proxy from the record holder giving you the right to vote these shares.
If you hold your shares in "street name", you will receive instructions from your broker or other nominee describing how to vote your shares. If you do not instruct your broker or nominee how to vote your shares, they may vote your shares as they decide as to each matter for which they have discretionary authority.
There are also non-discretionary matters for which brokers and other nominees do not have discretionary authority to vote your shares unless they receive timely instructions from you. When a broker or other nominee does not have discretion to vote on a particular matter, you have not given timely instructions on how the broker or other nominee should vote your shares and the broker or other nominee indicates it does not have authority to vote such shares on its proxy, a "broker non-vote" results. Although any broker non-vote would be counted as present at the annual meeting for purposes of determining a quorum, it would be treated as not entitled to vote with respect to non-discretionary matters.
Your broker is not able to vote on your behalf for the election of directors or the non-binding advisory vote on say-on-pay of our named executive officers without specific voting instructions from you.
How Can I Revoke My Proxy or Change My Vote?
Even if you have submitted a proxy, or given your broker, bank or other agent voting instructions, you have the power to revoke your proxy or change your voting instructions at any time before the annual meeting. Stockholders of record may revoke their proxy prior to its exercise by delivering written notice of revocation to our Corporate Secretary at 1155 Dairy

Ashford, Suite 425 Houston, Texas 77079, by executing a later-dated proxy, or by attending the annual meeting and voting in person. If your shares are held by your broker or bank as a nominee or agent (such as in your brokerage account), you may change your vote by following the instructions provided by your broker or bank. You may also change your vote by voting in person at the annual meeting if you have obtained a valid proxy from your broker, bank, or other agent to vote your shares at the annual meeting.
What are the voting rights of the holders of our common stock?
Holders of our common stock are entitled to one vote per share with respect to each of the matters to be presented at the annual meeting.
With regard to the election of directors, the Company has adopted a majority voting policy whereby any of the five (5) nominees receiving the majority of votes cast will be elected provided a quorum is present. Any nominee who does not receive at least a majority of the votes cast with respect to his election shall tender his resignation to the Board, whereupon, the Board in its sole discretion can accept such resignation within 60 days. If the Board does not accept such resignation, the director will continue to serve as a member of the Board of Directors.
On each other matter to be presented, the affirmative vote of a majority of the shares represented at the annual meeting in person or by proxy and entitled to vote will be necessary to approve the matter.
Abstentions will be counted towards the tabulation of votes cast on matters properly presented to the stockholders (except the election of directors) and will have the same effect as negative votes. Broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of the matters presented at the annual meeting.
What constitutes a quorum?
Our bylaws provide that the presence, in person or by proxy, of the holders of a majority of outstanding shares of our common stock at our annual meeting shall constitute a quorum.
For the purpose of determining the presence of a quorum, proxies marked "withhold authority" or "abstain" will be counted as present. Shares represented by proxies that include broker non-votes will also be counted as shares present for purposes of establishing a quorum. On the record date, there were 33,157,852 shares of our common stock (including restricted shares) issued and outstanding and such shares are the only shares entitled to vote at the annual meeting.
What are the Board's recommendations?
Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board's recommendations, as well as a description of the proposals in this proxy statement, are summarized as follows. The Board unanimously recommends that you vote:

•	FOR the election of each of the five (5) directors named in this proxy statement, to serve until our 2019 annual meeting of stockholders, or until their successor is elected and qualified;

•	FOR the ratification of the appointment of Moss Adams LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2019; and

•
FOR the approval of, on a non-binding advisory basis, the compensation of our named executive officers disclosed in the compensation discussion and analysis, the summary compensation table and other related compensation tables, notes and narratives in this proxy statement for the Company's 2018 annual meeting of stockholders.

The proxy holders will vote in their discretion with respect to any other matter that may properly come before the annual meeting.
Proxies
If your proxy card is executed, returned timely and not revoked, the shares represented thereby will be voted at the annual meeting and at any postponement or adjournment thereof in accordance with the instructions indicated on such proxy. If no instructions are indicated on the proxy card, the official proxies will vote (1) "FOR" the proposals described in this proxy statement, and (2) as to any other matters properly brought before the annual meeting or any postponement or adjournment thereof, in the sole discretion of the proxy holders.
A stockholder who has returned a proxy card may revoke it at any time prior to its exercise at the annual meeting by (i) giving written notice of revocation to our Corporate Secretary, (ii) properly submitting to Evolution Petroleum Corporation a duly executed proxy bearing a later date, or (iii) appearing at the annual meeting and voting in person. All written notices of revocation of proxies should be addressed as follows: Evolution Petroleum Corporation, 1155 Dairy Ashford, Suite 425 Houston, Texas 77079, Attention: Corporate Secretary.
What are the Company's Governance Practices and Policies?
See the detailed discussion under "Corporate Governance", beginning on page 10.

PROPOSAL 1
ELECTION OF DIRECTORS
The Board of Directors
Our directors are elected annually by the stockholders to serve until the next annual meeting of stockholders and until their successors are duly elected and qualified. The minimum number of directors is set forth in the Company's bylaws, and may be increased by a majority vote of the Board. The current number of directors is six (6). This year, the Nominating and Corporate Governance Committee has recommended, and the Board of Directors has approved, a slate of five (5) directors to be voted on at this annual meeting and, effective as of the date of this annual meeting the number of directors shall be set at five (5). Assuming the presence of a quorum, a majority of the votes cast in person or by proxy at the annual meeting is required for the election of each director.
Director Nominees
All five of the nominees are currently serving as directors of the Company standing for re-election. Mr. Gene Stoever is retiring from the Board at the conclusion of his current term. We have determined of the five incumbent directors, four are "independent" directors as defined in the listing standards of the NYSE American.
As discussed in more detail under the heading "Nominating and Corporate Governance Committee" in this proxy statement, the Board considers qualifications and other factors when evaluating individual directors, as well as the composition of the Board as a whole. As part of this process, the Board and its Nominating and Corporate Governance Committee review the particular experiences, qualifications, attributes or skills of each of the nominees. The biographies of each of the nominees below contain information regarding the person's service as a director, business experience, director positions held currently or at any time during the last five years, and information regarding involvement in certain legal or administrative proceedings, if applicable. They also highlight the particular experiences, qualifications, attributes or skills that have caused the Nominating and Corporate Governance Committee and the Board to conclude that such persons should serve as a director of the Company. In particular, each nominee brings extensive and specific expertise in key functional and industry areas in which we, as a Company, are active. The five nominees for director are:
Robert S. Herlin, age 63, the founder of our Company, has been a director since the Company's inception in September 2003 and has served as Chairman of the Board of Directors since January 2009. He has been serving as the Company's interim Chief Executive Officer since June 1, 2018. He held the title of Chief Executive Officer from 2003 until December 2015 and the title of President from 2003 through September 2014. Mr. Herlin has over 30 years of experience in engineering, energy transactions, operations and finance with small independents, larger independents and major integrated oil companies. Mr. Herlin currently serves as director, chair of the compensation committee and audit committee member for Enservco Corporation, a publicly traded company specializing in well enhancement and fluids logistics for E&P operators in the U.S., and as a director of Well Lift, Inc., a privately held company partially owned by our Company that applies the GARP® artificial lift technology developed by the Company. Mr. Herlin also served on the Board of Directors of Boots and Coots, Inc., an oil field services company, from 2003 until its sale to Halliburton Company in September 2010.  Mr. Herlin is the President and owner of AVL Resources, LLC, a privately held investment company. Prior to 2003, Mr. Herlin served in various officer capacities for upstream and midstream oil and gas and telecom companies, both private and public. Mr. Herlin currently serves on the advisory board of the Rice Center for Engineering Leadership and previously served on the Engineering Advisory Board for the Brown School of Engineering at Rice University and the Centennial Council for Chemical and BioMolecular Engineering. Mr. Herlin graduated with honors from Rice University with B.S. and M.E. degrees in chemical engineering and earned an MBA from Harvard University. We believe Mr. Herlin's executive leadership of our Company since its founding, extensive oil and gas industry experience, multi-functional expertise, education and his Board of Director service to public companies qualifies Mr. Herlin to serve on our Board.
Edward J. DiPaolo, age 66, has served as a director for Evolution since 2004. He currently serves as our lead independent director, Chairman of our Nominating and Corporate Governance Committee, and as a member of our Audit and Compensation Committees. Mr. DiPaolo has been a Senior Advisor at Duff & Phelps Securities, LLC since 2011. Prior to that, he was an Energy Partner at Growth Capital Partners, L.P. for eight years following his 27 years at Halliburton Company, where he last served as Group Senior Vice President of Global Business Development. Mr. DiPaolo currently serves on several private company boards. He previously served as Chairman of the Board for Seventy Seven Energy, Inc. prior to its sale to Patterson-UTI Energy, Inc.; as a director for Willbros Group Inc.; as a director and interim Chairman of the Board of Directors of Boots and Coots, Inc. prior to its sale to Halliburton; as a director of Superior Well Services, Inc. prior to its sale to Nabors Industries, Inc.; and as a director of Inncore Subsurface Technologies prior to its sale to BJ Services Company. Mr. DiPaolo received his undergraduate degree in Agricultural Engineering and honorary Doctorate Degree from West Virginia University in 1976 and currently serves on the Advisory Board for the West Virginia University College of Engineering. We believe

Mr. DiPaolo's extensive experience in oilfield service, corporate advisory roles, education and Executive and Board of Director service to public and private companies qualifies Mr. DiPaolo to serve on our Board, his assigned committees and as our lead independent director.
William E. Dozier, age 66, has served as a director for Evolution since 2005. Mr. Dozier has over 40 years of oil & gas industry experience. He is the Chairman of the Compensation Committee and also a member of the Audit Committee. Since 2005, Mr. Dozier has been President of Extex Consulting, Inc., an independent oil and gas consulting firm. From 1992 to 2005, Mr. Dozier served as Senior Vice President of Operations, and later as Senior Vice President for Business Development, for Vintage Petroleum, a large publicly traded global independent oil and gas company acquired by Occidental Petroleum. From 1983 to 1992, he was Manager of Operations Engineering for Santa Fe Minerals, a privately held E&P Company. Mr. Dozier began his career with Amoco Production Company in 1975, working in all phases of production, reservoir evaluations, drilling and completions in the Mid-Continent and Gulf Coast areas of the United States. From May 2009 to July 2011, Mr. Dozier served on the Board of Directors of CAMAC Energy, Inc. (formerly Pacific Asia Petroleum, Inc.). Mr. Dozier has previously served on several private and charitable boards. Mr. Dozier served on the External Advisory Committee for The University of Texas Cockrell School of Engineering Department of Petroleum and Geosystems Engineering. He is a Registered Petroleum Engineer in the State of Texas with a B.S. in Petroleum Engineering from The University of Texas at Austin. We believe Mr. Dozier's extensive experience in oil and gas exploration and development, education and Executive and Board of Director service to public companies qualifies Mr. Dozier to serve on our Board and his assigned committees.
Kelly W. Loyd, age 45, has served as a director of Evolution since 2008. He currently serves as a member of the Compensation Committee and as a member of the Nominating and Corporate Governance Committee. Since 2004, Mr. Loyd has been employed by JVL Advisors, LLC, a private energy investment company that owns approximately 10.9% of our common shares. From 2001 to 2004, Mr. Loyd was an associate in the energy corporate finance investment banking group at RBC Capital Markets and Howard Frazier Barker Elliot. Previously, Mr. Loyd served as a founder and controller of L.A.B. Sports and Entertainment, a sports/entertainment promotion and production company, a Managing Partner of Tigre Leasing, L.L.P, a commercial real estate company focused on the purchase/sale of resort properties, and as an analyst in Jefferies and Company,  Inc.'s energy corporate finance investment banking group. Mr. Loyd received a B.S. in Economics with Finance Applications from Southern Methodist University and earned an MBA from Rice University. We believe Mr. Loyd's extensive experience in energy investment banking and his education qualifies Mr. Loyd to serve on our Board and his assigned committees.
Marran H. Ogilvie, age 50, has served as a director of Evolution since 2017. She currently serves as Chair of the Audit Committee and as a member of the Nominating and Corporate Governance Committee. Ms. Ogilvie also serves as a director of Ferro Corporation, a supplier of functional coatings and color solutions, Four Corners Property Trust, a real estate investment trust (REIT), Bemis Company, Inc., a global manufacturer of flexible packaging products and Forest City Realty Trust, Inc, a REIT. She previously served as an Advisor to the Creditors Committee for the Lehman Brothers International (Europe) Administration, a director for Southwest Bancorp, a regional commercial bank, Zais Financial Corp., a REIT, Seventy Seven Energy Inc., an oil field services company, the Korea Fund, an investment company, and LSB Industries, Inc., a chemical manufacturer. Ms. Ogilvie was a member of Ramius, LLC, an alternative investment management firm, where she served in various capacities from 1994 to 2009 before the firm’s merger with Cowen Group, including as Chief Operating Officer from 2007 to 2009 and General Counsel from 1997 to 2007. Following the merger, Ms. Ogilvie became Chief of Staff at Cowen Group, Inc. until 2010. Ms. Ogilvie received a Bachelor’s degree from the University of Oklahoma and a J.D. from St. John’s University. Ms. Ogilvie is a Board Leadership Fellow of the National Association of Corporate Directors and is a member of the New York Bar Association. We believe Ms. Ogilvie’s qualifications for election to the Board include her extensive experience as a director and executive in a number of companies in a variety of industries, including her experience in corporate governance, executive compensation, risk management and investment analysis. She also meets the qualifications as an Audit Committee financial expert.
We believe that the nominees will be available and able to serve as directors. In the event that a nominee is unable to serve, the proxy holders will vote the proxies for such other nominee as they may determine.
        The Board of Directors unanimously recommends that the stockholders vote "FOR" the election of each of the director nominees listed above.

PROPOSAL 2
PROPOSAL TO RATIFY THE APPOINTMENT OF MOSS ADAMS LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR ENDING JUNE 30, 2019
The Audit Committee of our Board of Directors has appointed the firm of Moss Adams LLP as the Company's independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending June 30, 2019. Effective November 16, 2017, Hein & Associates LLP ("Hein"), the independent registered public accounting firm for the Company since 2004, combined with Moss Adams. As a result of this transaction, on November 16, 2017, Hein assigned its rights and responsibilities under its engagement as the independent registered public accounting firm for the Company to Moss Adams. Concurrent with such resignation, the Company’s Audit Committee approved the engagement of Moss Adams as the new independent registered public accounting firm for the Company. The audit fees billed to the Company by Moss Adams in fiscal 2018 totaled $158,152, and the audit fees billed to the Company by Hein in fiscal 2018 was $13,125.
The audit reports of Hein on the Company’s financial statements for the years ended June 30, 2017 and 2016 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.
During the two fiscal years ended June 30, 2017 and through the subsequent interim period preceding Hein’s resignation, there were no disagreements between the Company and Hein on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Hein would have caused them to make reference thereto in their reports on the Company’s financial statements for such years and subsequent interim period preceding Hein’s resignation.
During the two fiscal years ended June 30, 2017 and through the subsequent interim period preceding Hein’s resignation, there were no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.
During the two fiscal years ended June 30, 2017 and through the subsequent interim period preceding Moss Adam’s engagement, the Company did not consult with Moss Adams on either (1) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that may be rendered on the Company’s financial statements, and Moss Adams did not provide either a written report or oral advice to the Company that Moss Adams concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K, or a reportable event, as defined in Item 304(a)(1)(v) of Regulation S-K.
We are not required to seek stockholder approval for the appointment of our independent registered public accountant; however, the Audit Committee and the Board of Directors believe it to be sound corporate practice to seek such approval. If the appointment is not ratified, the Audit Committee will investigate the reasons for stockholder rejection and will re-consider the appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accountant at any time during the year if it determines that such a change would be in the best interests of our company and our stockholders.
Audit Fees
The aggregate fees billed to us by our independent registered public accounting firm, Moss Adams LLP (and prior to its engagement, Hein), for professional services rendered for the audit of our annual financial statements included in our annual report on Form 10-K for fiscal years ending June 30, 2018 and 2017 were as follows:

	2018	2017
Audit Fees	$171,277	$152,375
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
In the above table, in accordance with the SEC's definitions and rules, "audit fees" are fees we paid Moss Adams LLP for professional services for the audit of our consolidated financial statements included in our Form 10-K, including professional services rendered in connection with the audit of internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in our Form 10-Q's and for services that are normally provided by the auditors in connection with statutory and regulatory filings or engagements. "Audit-related fees" are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements.

All audit fees were pre-approved by our Audit Committee Chairman. We had no audit-related fees in fiscal 2018 or 2017.
The Audit Committee has considered the compatibility of the non-audit services provided by Moss Adams LLP, if any, to the firm's continued independence and has concluded that its independence is not compromised.
Pre-Approval of Services by External Auditor
The Audit Committee has a Pre-Approval Policy with respect to services which may be performed by the independent auditor. This policy lists specific audit, audit-related, and tax services as well as any other services that the independent auditor is authorized to perform and sets out specific dollar limits for each specific service, which may not be exceeded without additional Audit Committee authorization. The Audit Committee receives quarterly reports on the status of expenditures pursuant to that Pre-Approval Policy. The Audit Committee reviews the policy at least annually in order to approve services and limits for the current year. Any service that is not clearly enumerated in the policy must receive specific pre-approval by the Audit Committee or by its Chairman, to whom such authority has been conditionally delegated, prior to engagement. During fiscal year 2018, no fees for services outside the scope of audit, review, or attestation that exceed the waiver provisions of 17 CFR 210.2-01(c)(7)(i)(C) were requested of or approved by the Audit Committee.
        The Board of Directors unanimously recommends a vote "FOR" the ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for the fiscal year ending June 30, 2019.
The Company has invited a representative from Moss Adams LLP to be present at the 2018 annual meeting. In the event that a representative of Moss Adams LLP is present at the annual meeting, they will have an opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions.

PROPOSAL 3
ADVISORY VOTE ON EXECUTIVE COMPENSATION
In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934 and the related rules of the Securities and Exchange Commission, the company is providing stockholders with the opportunity to cast an advisory (non-binding) vote on the compensation programs of our named executive officers (sometimes referred to as the "say-on-pay proposal"). Accordingly, you may vote on the following resolution at the meeting:
"Resolved, that the compensation paid to the company's named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in the proxy statement relating to the Company's 2018 annual meeting, is hereby approved."
This vote is non-binding. The Board of Directors and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under "Compensation Discussion and Analysis" our compensation program is designed to attract, retain, motivate and reward highly qualified and competent executives who have extensive oil and gas industry experience. To do this we offer a compensation package that recognizes individual and company performance. Elements of this compensation package include base salary, annual cash incentives and long-term equity incentives. Our compensation package is meant to provide incentives and maximize stockholder value by (i) emphasizing equity-based compensation to more closely align the interests of executives with those of our stockholders and link such compensation more closely to performance, (ii) structuring annual incentive compensation to be contingent upon the achievement of performance measures, and (iii) designing each component of executive compensation to be competitive with the compensation practices of our oil and gas industry peer companies. The structure of our executive compensation is the same structure as provided to all employees. We have adopted this compensation philosophy because we believe that it is critical for our continued success, the achievement of our short-term and long-term goals and because we believe it helps our executives maximize stockholder value. Stockholders are encouraged to read the section of this proxy statement titled "Compensation Discussion and Analysis," the accompanying compensation tables, and the related narrative disclosure.
Vote Required
The approval of the advisory vote on the compensation of our named executive officers requires the affirmative vote of the holders of a majority of the shares represented at the meeting, in person or by proxy, and entitled to vote. As a result, abstentions will have the same practical effect as a vote against this proposal. Broker non-votes will have no effect on the outcome of the proposal. For the approval of the advisory vote on the compensation of our named executive officers, you may vote "FOR" or "AGAINST" or abstain from voting.
        The Board of Directors recommends that you vote "FOR" the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in the section of this proxy statement titled "Compensation Discussion and Analysis," the accompanying compensation tables and the related narrative disclosure contained in this proxy statement.

CORPORATE GOVERNANCE
Meetings of the Board of Directors and Committees
Board of Directors
The property, affairs and business of our company are under the general supervision of our Board of Directors as provided by the laws of the State of Nevada and our Bylaws. We have separately designated standing Audit, Compensation and Nominating and Corporate Governance Committees of the Board of Directors. The Audit Committee was established in accordance with section 3(a)(58)(A) of The Securities Exchange Act of 1934, as amended (the "Exchange Act") and the requirements of the NYSE American. During fiscal 2018, the Board of Directors met nine times and acted three times by unanimous written consent. Each director, during the period for which he or she was a director in fiscal 2018, attended at least 92% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board on which such director served.
Director Independence
The Board of Directors affirmatively determines the independence of each director in accordance with the NYSE American rules and listing standards. The Board has determined that Messrs. William E. Dozier, Edward J. DiPaolo, Gene G. Stoever, Kelly W. Loyd, and Ms. Marran H. Ogilvie each qualify as independent non-employee directors with no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Mr. Robert S. Herlin is not independent since he was a named executive officer of the Company through September 30, 2016. Pursuant to NYSE regulations, a minimum of three years must pass following employment by the Company before Mr. Herlin is eligible to be considered for independence.
Mandatory Retirement Age for Directors
On June 13, 2018, the Board of Directors, upon the recommendation of the Nominating and Corporate Governance Committee, adopted a policy that directors shall generally must be of age less than seventy-five (75). Once a director of the Board reaches the age of seventy-five (75), that director will no longer be eligible to stand for re-election. This limitation may, however, be specifically waived by unanimous vote of the uninterested members of the Board, as appropriate and in the best interests of the Corporation in any compelling case. In such case, the Board shall specify the age at which such director shall not be able to stand for re-election.
Audit Committee
The Board of Directors has instructed the Audit Committee to meet periodically with our management and independent auditors to, among other things, review the results of the annual audit and quarterly reviews and discuss our financial statements, recommend to our Board the independent auditors to be retained, and receive and consider the auditors' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. The Audit Committee is also authorized to review related party transactions for potential conflicts of interest. The Audit Committee's functions are further described under the heading "Audit Committee Report". A copy of the written charter adopted by the Board of Directors for the Audit Committee and currently in effect is included on our website, http://www.evolutionpetroleum.com/governance-overview.html.
The Audit Committee is currently composed of Mr. Stoever, Chairman, and Messrs. DiPaolo and Dozier, and Ms. Ogilvie. Each member of the Audit Committee is "independent" under the standards for audit committee members for companies listed on the NYSE American. Each member of the Audit Committee also satisfies the Securities and Exchange Commission's additional independence requirements for members of audit committees. The Board has determined that Mr. Stoever qualifies as an "audit committee financial expert" as defined under Item 407(d)(5) of Regulation S-K of the Securities Act of 1933. The Audit Committee met six times during fiscal year 2018.
Audit Committee Report
The management of Evolution Petroleum Corporation has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls and disclosure controls and procedures. The Company's independent registered public accounting firm (herein, our "independent auditor") is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America. The independent auditor is also responsible for performing independent audits of the Company's internal controls over financial reporting. The Audit Committee monitors and oversees these processes and reports to our Board of Directors with respect to its findings.

In order to fulfill its monitoring and oversight duties, the Audit Committee has reviewed and discussed the audited financial statements contained in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2018 with both management and the independent registered public accounting firm, Moss Adams LLP , matters related to Section 404 of the Sarbanes-Oxley Act of 2002, and the matters required to be discussed by the statement on Auditing Standards No. 61 (Communications with Audit Committees), as superseded by the Public Company Accounting Oversight Board in Auditing Standard No. 16. The Audit Committee has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board Rule 3526 regarding the independent auditor's communications with the Audit Committee concerning independence, and has discussed with the independent auditor the independent auditor's independence. Effective November 16, 2017, Hein, the independent registered public accounting firm for the Company since 2004, combined with Moss Adams. As a result of this transaction, on November 16, 2017, Hein assigned its rights and responsibilities under its engagement as the independent registered public accounting firm for the Company to Moss Adams. Concurrent with such resignation, the Company’s Audit Committee approved the engagement of Moss Adams as the new independent registered public accounting firm for the Company.
The Audit Committee discussed with the independent auditors the overall scope and plans for the audit. It met with the independent auditors, with and without management, to discuss the results of their examination, their evaluation of our internal controls, and the overall quality of our financial reporting.
Based on the forgoing reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements for fiscal 2018 be included in the Company's annual report on Form 10-K for the fiscal year ended June 30, 2018 for filing with the Securities and Exchange Commission. The Board of Directors unanimously approved such inclusion.
Respectfully submitted by the Audit Committee,
Mr. Gene G. Stoever, Chairman
Mr. Edward J. DiPaolo
Mr. William E. Dozier
Ms. Marran H. Ogilvie
Compensation Committee
The Compensation Committee is authorized to review and recommend annual salaries, short-term and long-term incentive bonuses of our executive officers and has the authority to recommend to the Board of Directors the recipients of options and stock awards, the time or times at which options and stock awards shall be granted, the exercise price of each option, and the number of shares to be issuable upon the exercise of each option under our stock plan. In particular, the Compensation Committee recommends to the full Board the compensation of our Chief Executive Officer. In fulfilling its responsibilities, the Compensation Committee has the authority to engage independent compensation consultants or legal advisers when determined by the Committee to be necessary or appropriate. The members of the Compensation Committee currently consist of Mr. Dozier, Chairman, Mr. DiPaolo and Mr. Loyd. A copy of the written charter adopted by the Board of Directors for the Compensation Committee and currently in effect is included on our website, http://www.evolutionpetroleum.com/governance-overview.html. All members of the Compensation Committee are "independent" under the standards for Compensation Committees for companies listed on the NYSE American. The Compensation Committee met seven times during fiscal 2018.
Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee, the current members of which are Mr. DiPaolo, Chairman, and Messrs. Stoever and Loyd, and Ms. Ogilvie, is responsible for identifying, screening, and recommending qualified candidates to serve on our Board of Directors. A copy of the written charter adopted by the Board of Directors for the Nominating and Corporate Governance Committee and currently in effect is included on our website, http://www.evolutionpetroleum.com/governance-overview.html. Pursuant to its charter, the Nominating and Corporate Governance Committee is directed, among other things, to: determine desired board skills and attributes; actively seek individuals whose skills and attributes reflect those desired; evaluate and propose nominees for election to the Board of Directors; review the slate of directors who are to be re-nominated to determine whether they are meeting the Board's expectations of them; annually review committee chairs and membership and recommend any changes to the Board; and periodically consider and make recommendations to the Board regarding what experience, talents, skills and other characteristics the Board as a whole should possess in order to maintain its effectiveness. Each of Messrs. DiPaolo, Stoever, Loyd, and Ms. Ogilvie is "independent" as defined in the standards for companies listed on the NYSE American.

It is the Nominating and Corporate Governance Committee's policy to consider recommendations for the nomination of directors submitted by our stockholders. All such stockholder nominating recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee, care of the Corporate Secretary at Evolution Petroleum Corporation, 1155 Dairy Ashford, Suite 425, Houston, Texas 77079. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. Stockholders wishing to recommend nominees for election as directors at an annual meeting should submit such recommendation, together with any relevant information that they wish the Nominating and Corporate Governance Committee to consider, to the Corporate Secretary no later than 120 days prior to the date of the notice of annual meeting released to stockholders in connection with such year's annual meeting. The stockholder's nomination notice shall set forth: (i) as to each person whom the stockholder proposes to nominate for election or reelection as a director: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment and business experience of the person for at least the previous five years; (c) the class and number of shares of our capital stock which are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice: (a) the name and record address of the stockholder; and (b) the class and number of shares of our capital stock which is beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.
The Nominating and Corporate Governance Committee has determined that, at a minimum, nominees for directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the Company's stockholders. They must also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Company endeavors to have a Board representing diverse experience in areas that are relevant to the Company's business activities. directors must be willing to devote sufficient time to carrying out their duties and responsibilities efficiently, and should be committed to serve on the Board for an extended period of time. In fiscal 2018, the nominating committee acted to address age limitations. In keeping with U.S. public company governance trends, and for the long term vitality and renewal of the Company’s Board, the service of any one director to the Company shall be generally age limited. In this regard, once a Director of the Board reaches the age of seventy-five (75), that director will no longer be eligible to stand for re-election. This limitation may, however, be specifically waived by unanimous vote of the uninterested members of the Board, as appropriate and in the best interests of the Company in any compelling case. In such case, the Board shall specify the age at which such director shall not be able to stand for re-election. The Board of Directors ratified the Nominating and Corporate Governance Committee's aforementioned age limit proposal in June 2018.
Prior to nominating a candidate for election to the Board, the Nominating and Corporate Governance Committee will review the qualifications of each candidate. The committee considers diversity in business and professional experience, education, and background that can benefit us by increasing the range of skills and perspectives available to our Board of Directors. Members will be selected without regard to race, gender, religious belief, ancestry, national origin or disability. Our Board of Directors believes that adherence to these principles will provide an environment and practices that will yield the best return for our stockholders.
Final candidates may be interviewed by the Company's Chairman of the Board and one or more other committee members. The Nominating and Corporate Governance Committee will then make a recommendation to the Board based on its review, the results of interviews with the candidate and all other available information.
In determining whether to nominate an incumbent director for reelection, the Nominating and Corporate Governance Committee will evaluate each incumbents continued service, in light of the Board's collective requirements, at the time such director comes up for reelection.
In determining whether to include a stockholder nominee in the Board's slate of nominees, the Nominating and Corporate Governance Committee will consider all information relevant in their business judgment to the decision of whether to nominate the particular candidate for a Board seat, taking into account the current composition of the Company's Board.
In addition to the foregoing, stockholders may nominate directors for election without consideration by the committee so long as we are provided with proper notice of such nomination, which notice includes all the information required pursuant to Regulation 14A under the Exchange Act including the consent to serve as a director. The Nominating and Corporate Governance Committee met four times during fiscal 2018.
Transition Services Committee
The Board of Directors formed a special Transition Services Committee in June 2018, consisting solely of Mr. William Dozier. This interim committee was formed due to the void left with the retirement of Mr. Randall Keys, President and Chief

Executive Officer on May 31, 2018. Mr. Dozier will provide operational oversight for an interim period in the areas of engineering, reserves, operations and merger and acquisition evaluations and due diligence. Mr. Robert Herlin, as interim CEO, will maintain all executive responsibility with respect to the duties previously performed by Mr. Keys.
Annual Meeting Attendance
We do not have a formal policy requiring members of our Board of Directors to attend annual meetings of our stockholders. Four directors, Messrs. Herlin, Stoever, DiPaolo and Dozier attended our 2017 annual meeting of stockholders. Additionally, our director nominee, Ms. Ogilvie was present at the meeting as well.
Leadership Structure of the Board
As prescribed by our bylaws, the Chairman of our Board of Directors has the power to preside at all meetings of the Board. Robert S. Herlin currently serves as the Chairman of our Board of Directors. The Board of Directors created the position of Lead Independent director in 2012 and following each annual meeting thereafter, have elected Mr. DiPaolo to serve as Lead Independent director until the next meeting of the Board of Directors following the annual meeting.
As of January 1, 2016, Mr. Herlin relinquished his role as Chief Executive Officer, and through May 31, 2018 our Chief Executive Officer and Chairman of the Board were held by separate individuals. We believe that Mr. Herlin's extensive industry experience, financial acumen and direct involvement in our operations make him best suited to continue serve as our Chairman of the Board in order to (i) lead the Board in productive, strategic planning, (ii) determine necessary and appropriate agenda items for meetings of the Board with input from both our independent directors and management, and (iii) determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board. Our Board leadership structure also fosters strong oversight by our independent directors, with Mr. DiPaolo currently serving as our Lead Independent director. Mr. Herlin is a former member of management who serves on the Board, and is therefore not currently eligible to be independent. Otherwise, all of the other directors are fully independent. Each of the committees of the Board is comprised of and chaired by independent directors.
Meetings of Non-Management Directors
Our Board members regularly meet in executive session outside the presence of management, generally at each Board meeting. These executive sessions may be attended by our outside legal counsel as requested by the non-management Board members.
Risk Oversight
The Audit Committee discusses with management and the independent auditors the Company's major financial risk exposures (including potential or pending litigation) and steps management has taken to monitor and control such exposures, including the Company's risk assessment and risk management policies. The Board has oversight of our risk management. The Board's role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to us, including but not limited to operational, financial, personnel, information technology (including cyber security), environmental, legal and regulatory, strategic and reputational risks. The full Board receives these reports to enable the Board to understand our risk identification, risk management, and risk mitigation strategies. The Board also makes risk management an integral part of our annual strategic planning process, which addresses, among other things, the risks and opportunities facing us.
Compensation Committee Interlocks and Insider Participation
Messrs. Dozier, DiPaolo and Loyd served on the Compensation Committee of the Board during fiscal 2018. None of the members of the Compensation Committee were at any time during the last fiscal year an officer or employee of the Company. None of the Company's executive officers serve as a member of the Board of Directors or Compensation Committee of any other entity that has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.
Transactions with Related Parties
The Company has adopted policies and procedures for approval of related party transactions (a "transaction"), which is set forth in our Code of Business Conduct and Ethics. The Audit Committee and the Board of Directors will be responsible for approving and negotiating the terms of such a proposed transaction. If a transaction involves a corporate opportunity, such opportunity must have been approved in writing by the Board. The Board has the authority to approve or disapprove the use of the rejected corporate opportunity by the individual who wants to utilize the opportunity that the Company has rejected. The Company will make all required disclosures as appropriate in its periodic or special filings.

Code of Business Conduct and Ethics
The Company has adopted a Code of Business Conduct and Ethics that applies to all of our employees, officers and directors, including the principal executive officer, principal financial officer and principal accounting officer. It covers all areas of professional conduct, including but not limited to, conflicts of interest, disclosure obligations, insider trading, confidential information, as well as compliance with all laws, rules and regulations applicable to Evolution's business.
Confidential and anonymous reports of suspected or actual violations of our Code of Ethics should be directed to our Compliance Officer, David Joe, either by writing to him at 1155 Dairy Ashford, Suite 425, Houston, Texas 77079, or by calling him at (713) 935-0122. Reports of such violations would include, among other things:

•	accounting practices, internal accounting controls, or auditing matters and procedures;

•	theft or fraud of any amount;

•	insider trading;

•	performance and execution of contracts;

•	conflicts of interest;

•	violations of securities and antitrust laws; and

•	violations of the Foreign Corrupt Practices Act.
You can access the latest copy of our Code of Business Conduct and Ethics on our website, http://www.evolutionpetroleum.com/governance-overview.html. Or, to obtain a copy of Evolution's Code of Business Conduct and Ethics, without charge, any person may submit a written request to Evolution Petroleum Corporation, c/o Corporate Secretary, 1155 Dairy Ashford, Suite 425, Houston, Texas 77079.
Legal Proceedings
Currently, no director or executive officer, to our knowledge, is a party to any material legal proceeding adverse to the interests of the Company. Additionally, no director or executive officer has a material interest in a material proceeding adverse to the Company.
Stockholder Communications with the Board
Any stockholder can communicate with all directors or with specified directors by sending correspondence to our Corporate Secretary at 1155 Dairy Ashford, Suite 425, Houston, Texas 77079. All such letters will be forwarded to the entire Board or to the director(s) specified by the stockholder.
COMPENSATION OF DIRECTORS
We believe that attracting and retaining qualified non-employee directors is critical to our future value growth and governance, and that providing a total compensation package between the market 50th and 75th percentiles of our peer group is necessary to accomplish that objective. Our Board of Directors also believes that the compensation package for our non-employee directors should require a portion of the total compensation package to be equity-based to align the interests of our directors with our stockholders.
Our non-employee directors receive compensation for serving on the Board and for serving as committee members. Robert S. Herlin, who was an employee of the Company through September 30, 2016, received no additional compensation for serving as a director and Chairman through that date. Effective October 1, 2016, Mr. Herlin ceased to be an employee of the Company. As such, his current role is solely as executive Chairman of the Board, and he receives compensation and renumeration similar to all other non-employee directors. He also receives an additional retainer of $55,000 for his services as Chairman and a consulting fee of $15,000 per month in consulting fees for additional responsibilities as interim CEO and advice to management on strategic matters.
The compensation plan for our non-employee directors constitutes a cash base retainer of $50,000 per year, plus meeting fees of $1,500 per day for Board and committee meetings attended in person and $1,000 per day for those meetings attended by telephone. The chair of the Audit Committee is paid an additional retainer of $18,000 per annum, the chair of the Compensation Committee is paid an additional retainer of $12,000 per annum, and the chair of the Nominating and Corporate Governance Committee is paid an additional $12,000 per annum. In addition to the cash retainers and fees, the outside directors receive a payment of restricted stock with a fair market value of $60,000 per annum awarded as of the date of each annual stockholders meeting. These shares of restricted stock vest at the earlier of one year from the date of grant or the date of the next annual meeting. We also reimburse our non-employee directors for any direct expenses they incur in their capacity as directors, generally limited to travel costs related to attending Board and committee meetings.

The following table provides information concerning the compensation of our non-employee directors for the fiscal year ended June 30, 2018.

Name	Fees Earned or Paid in Cash (1)	Stock (2) Awards	All Other Compensation (3)	Total
Edward J. DiPaolo	$95,000	$60,000	$3,389	$158,389
William E. Dozier	106,000	60,000	17,908	183,908
Robert S. Herlin	116,500	60,000	39,444	215,944
Kelly W. Loyd	75,500	60,000	2,908	138,408
Marran H. Ogilvie	42,167	155,200	6,277	203,644
Gene G. Stoever	85,000	60,000	2,908	147,908

(1)
Includes annual cash retainer fee, Board and committee meeting fees, and committee chair fees for each non-employee director during fiscal year 2018. During the fiscal year 2018, there were nine meetings of the Board of Directors, six meetings of the Audit Committee, seven meetings of the Compensation Committee and four meetings of the Nominating and Corporate Governance Committee.

(2)
Reflects the aggregate grant date fair value of restricted stock awards granted under our stock plan during fiscal year 2018 computed in accordance with FASB ASC Topic 718. See Note 11 to our consolidated financial statements included in our Form 10-K for the year ended June 30, 2018 for additional details. The grant date fair value for restricted stock awards is based on the closing price of our common stock on the day preceding the grant date, which was $6.80 per share on December 6, 2017. The value ultimately realized by the director may or may not be equal to this determined value. These restricted stock awards vest will in full on December 6, 2018. For Ms. Ogilvie, includes the value of a special grant of 14,000 shares of restricted stock, subject to vesting terms over the next two years.

(3)
Represents cash dividends paid on unvested stock beneficially owned, and in the case of Mr. Herlin, includes $30,000 in consulting fees for transition and advice to the then CEO and management on strategic matters, for Mr. Dozier, includes $15,000 in special board committee fees for Transition Services Committee oversight functions during this transition period for a search for a new CEO.

Director Outstanding Equity Awards at Fiscal Year-End 2018

	Option Awards				Stock Awards
Director	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of shares that have not vested (#) (1)	Market value of shares that have not vested ($) (2)
Edward J. DiPaolo	—	—	—	—	8,824	$86,916
William E. Dozier	—	—	—	—	8,824	$86,916
Robert S. Herlin	—	—	—	—	8,824	$86,916
Kelly W. Loyd	—	—		—	8,824	$86,916
Marran H. Ogilvie (3)					22,824	$224,816
Gene G. Stoever	—	—	—	—	8,824	$86,916

(1)
These awards of restricted common stock vest in full on December 6, 2018. In the case of Mr. Herlin, such shares represent only the shares awarded for director compensation and exclude shares previously granted to Mr. Herlin as an officer and employee, which are disclosed in the Executive Compensation section of this document.

(2)	Represents the fair market value of equity awards not currently vested as of June 30, 2018, using a closing stock price of $9.85 per share on that date.

(3)
As an incentive to join and serve on the Board, 14,000 shares of restricted stock was awarded to Ms. Ogilvie upon her election to the Board of Directors on December 6, 2017. 7,000 shares vest each on December 7, 2018 and on December 7, 2019, assuming her continued service until those dates. Additionally, an annual retainer award of 8,824 shares was granted to her, like all other directors as stock compensation for the year of Board service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Based solely upon information made available to us, the following table sets forth information with respect to the beneficial ownership of our common stock as of September 30, 2018 (except as otherwise indicated) by (1) each person who is known by us to beneficially own more than five percent of our common stock (based solely on our review of SEC filings); (2) each of our directors; (3) our director nominee; (4) each of the named executive officers listed in the summary compensation table below under the caption "Executive Compensation"; and (5) all executive officers and directors as a group. Shares of common stock that are subject to outstanding options, warrants or contingent restricted stock that are presently exercisable or exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage ownership of the holder of the options and warrants, but not for any other. The number of shares beneficially owned by a person also includes restricted shares held by such person. Except as otherwise indicated in the footnotes, the owners listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, subject to community property laws where applicable, and the address of each beneficial owner listed on the table is c/o Evolution Petroleum Corporation, 1155 Dairy Ashford, Suite 425, Houston, Texas 77079.

Name of Beneficial Owner	Shares	Percent of Shares Outstanding (1)
Directors and Executive Officers:
Edward J. DiPaolo (2)	215,898	*
William E. Dozier (3)	141,285	*
Robert S. Herlin (4)	1,713,776	5.2%
Kelly W. Loyd (5)	47,250	*
Marran H. Ogilvie (6)	22,824	*
Gene G. Stoever (7)	198,727	*
David Joe (8)	292,754	*
Randall D. Keys (9)	153,577	*
All executive officers and directors as a group (seven persons)	2,632,514	7.9%
5% or more Stockholders:
JVL Advisors, LLC (10)	3,608,033	10.9%
BlackRock, Inc. (11)	3,025,330	9.1%
Advisory Research, Inc. (12)	2,512,398	7.6%
ArrowMark Colorado Holdings, LLC (13)	2,309,481	7.0%
* Less than 1%

(1)	Based on 33,157,852 shares outstanding on September 30, 2018.

(2)	Includes (i) 207,074 shares of common stock directly held by Mr. DiPaolo; and (ii) 8,824 shares of restricted common stock, with restrictions to lapse on December 6, 2018.

(3)	Includes (i) 132,461 shares of common stock directly held by Mr. Dozier; and (ii) 8,824 shares of restricted common stock, with restrictions to lapse on December 6, 2018.

(4)
Includes (i) 1,696,331 shares of common stock directly held by Mr. Herlin (of which 920,000 shares are held in a family limited partnership in which Mr. Herlin has full beneficial interest); and (ii) 17,445 shares of restricted common stock which contain service-based and performance-based restrictions which may vest or lapse on various dates through December 2019.

(5)
Includes (i) 38,426 shares of common stock directly held by Mr. Loyd and (ii) 8,824 shares of restricted common stock, with restrictions to lapse on December 6, 2018. Mr. Loyd is employed by JVL Advisors, LLC, an entity controlled by Mr. John Lovoi. Mr. Loyd is not an affiliate of, and does not have beneficial ownership of any shares beneficially owned by JVL Advisors, LLC or Mr. Lovoi. See note (10) below.

(6)	Includes (i) 0 shares of common stock directly held by Ms. Ogilvie and (ii) 22,824 shares of restricted common stock, with restrictions to lapse on December 6, 2019.

(7)	Includes (i) 189,903 shares of common stock directly held by Mr. Stoever and (ii) 8,824 shares of restricted common stock, with restrictions to lapse on December 6, 2018.

(8)
Includes (i) 217,225 shares of common stock directly held by Mr. Joe and (ii) 75,529 shares of restricted common stock which contain service-based and performance-based restrictions which may vest or lapse on various dates through September 2021.

(9)
Mr. Keys retired from the Company effective May 31, 2018. His ownership includes 153,577 shares of common stock directly held per his Form 4 filing as of May 31, 2018. All unvested stock as of May 31, 2018 has been forfeited.

(10)
All information in the table and in this disclosure with respect to JVL Advisors, LLC is based on the Form 13F-HR filed with the SEC on August 13, 2018, for the period ending June 30, 2018. The above total includes (i) 2,608,033 shares owned by funds managed by JVL Advisors, LLC, over which John Lovoi, as managing member, has sole rights to vote and dispose, and (ii) 1,000,000 shares owned by Belridge Energy Advisors, LP ("Belridge"). Belridge is managed by Peninsula - JVL Capital Advisors, LLC (“Peninsula”). Mr. Lovoi, as co-manager of Peninsula, is deemed to have shared power to vote and dispose of these shares. Mr. Lovoi is therefore deemed to have sole or shared power to vote and/or dispose of a total of 3,608,033 shares of common stock. The address for JVL Advisors, LLC is 10,000 Memorial Drive, Suite 550, Houston, TX 77024.

(11)
All information in the table and in this disclosure with respect to BlackRock, Inc. is based solely on the Form 13F-HR filed with the SEC on August 19, 2018, for the period ending June 30, 2018. According to the filing, BlackRock, Inc, through one or more subsidiary companies, is the beneficial owner of 3,025,330 shares of the common stock and has sole voting power over 2,764,010 of such shares beneficially owned. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(12)
All information in the table and in this disclosure with respect to Advisory Research, Inc. is based solely on the Form 13F-HR filed with the SEC on August 24, 2018, for the period ending June 30, 2018. According to the filing, Advisory Research, Inc. is the beneficial owner of 2,512,398 shares of common stock of the Company, and has sole voting power over the shares beneficially owned. The address for Advisory Research, Inc. is 180 N. Stetson Street, Suite 5500, Chicago, IL 60601.

(13)
All information in the table and in this disclosure with respect to ArrowMark Colorado Holdings, LLC is based solely on the Form 13F-HR filed with the SEC on August 14, 2018, for the period ending June 30, 2018. According to the filing, ArrowMark Colorado Holdings, LLC is the beneficial owner of 2,309,481 shares of the common stock and has sole voting power over the shares beneficially owned. The address for ArrowMark Colorado Holdings, LLC is 100 Filmore Street, Suite 325, Denver, CO 80206.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
The Compensation Committee, the members of which are listed below, is responsible for establishing and administering the executive compensation programs of the Company. The Compensation Committee of the Company has reviewed and discussed the compensation discussion and analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the compensation discussion and analysis be included in this proxy statement.
Respectively submitted by the Compensation Committee:
Mr. William E. Dozier, Chairman
Mr. Edward J. DiPaolo
Mr. Kelly W. Loyd

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
This compensation discussion and analysis is provided to assist the reader in understanding the Company's compensation programs. It is intended to explain the philosophy underlying the Company's compensation strategy and the fundamental elements of compensation paid to the Company's Chief Executive Officer ("CEO") and other named executive officers whose compensation is reported in the summary compensation table. This compensation discussion and analysis is organized as follows:
I.    Executive Summary

II.    Objectives and Key Considerations of Our Compensation Programs

III.    Roles in the Decision-Making Process

IV.    Items the Compensation Committee Considers When Making Compensation Decisions

V.    Elements of Our Compensation Program for Fiscal 2018

VI.    Employment Agreements and Severance Arrangements

VII. Other Compensation Policies Affecting the Named Executive Officers
VIII. CEO Pay Ratio Disclosure
I.     Executive Summary
The Company's compensation programs are designed to incentivize the named executive officers to build meaningful stockholder value over the long-term. Our primary strategy to achieve alignment between stockholders and the named executive officers has been to provide a substantial portion of the named executive officers' compensation in the form of Long-Term Incentives. This strategy has complemented the life cycle of the Company, which as a relatively young organization has delivered a significant portion of employee compensation through the use of equity-based awards, thus aligning employees' interests with those of the Company's stockholders and conserving cash to invest in operations. The Compensation Committee continues to believe that share ownership by the named executive officers is an essential aspect of linking the actions and goals of management with the interests of our stockholders.
The Company attracts, retains and motivates the named executive officers also through competitive base salaries and performance-based annual bonuses. For more information on the different elements of compensation paid to the named executive officers during fiscal 2018, see the section entitled "Elements of Our Compensation Program for Fiscal Year 2018."
As described below, the Compensation Committee takes many factors into consideration when making decisions affecting the compensation of our named executive officers. During fiscal 2018, the Compensation Committee considered, among other things, the performance of the Company during the year, including the following noteworthy financial and operating achievements:

•	Execution of an active program to review and analyze oil and gas property asset acquisition, as well as potential merger opportunities with other companies;

•	Continued active management of operating activities at Delhi field and related facilities;

•	Generation of record revenues of $41.3 million and $19.6 million in net income, or $0.59 per common share;

•	Funding of all operations, including $5.4 million of capital spending, $11.6 million of cash dividends to common shareholders from internal resources;

•
Continuing to manage and grow our business using a conservative capital structure, while remaining under levered, returning cash to shareholders, and maintaining a strong balance sheet that provides flexibility to meet future opportunities.

Finally, the compensation programs for our named executive officers are intended to be clear and not overly complicated. The Compensation Committee structures executive compensation to provide a direct link between pay and performance. In an effort to allow all employees, including our named executive officers, to understand how their behavior and actions impact corporate performance, and ultimately their compensation, the Company has adopted an egalitarian approach to compensation whereby every employee in the Company receives grants of equity-based awards and participates in the same incentive compensation program. All employees are measured in part based on the same set of performance goals. Similarly, employee benefits and change in control provisions are the same for all employees, including named executive officers, to foster an atmosphere of teamwork that is focused on achieving a consistent set of objectives, all of which are developed with a singular purpose in mind - to increase stockholder value.
II.    Objectives and Key Considerations of Our Compensation Programs
The objectives of the Company's compensation programs for our named executive officers are to attract, retain, and motivate capable individuals who are critical to developing our business plan and executing in key areas that are fundamental to meeting our goals. These three objectives—attraction, retention and motivation—are central objectives and are paramount in the ultimate objective of our compensation programs: to create and protect stockholder value. As more fully described in Section V—"Elements of Our Compensation Program for Fiscal Year 2018," each element of compensation is utilized to further efforts to aid in attraction, retention and motivation. In general and at this stage of the Company's growth and size relative to its peers, the Company targeted named executive officer compensation to the median peer group total compensation.
The Company has historically considered the above objectives in all material compensation decisions and intends to continue doing so in the future. The Compensation Committee believes that targeting these objectives will result in building a strong management team capable of creating long-term, sustainable growth for stockholders.
III.  Roles in the Decision-Making Process
The primary participants in the decision-making process in matters involving executive compensation are the Compensation Committee, the Board of Directors and the CEO (other than his own compensation). The CEO makes recommendations to the Compensation Committee regarding certain elements of compensation for the named executive officers, other than himself. However, the Compensation Committee makes the final determination on all compensation recommendations to the Board of Directors impacting the named executive officers and certain other members of management. The Compensation Committee also from time to time may engage compensation consultants, who provide benchmark data regarding competitive levels of executive pay as well as compensation trends and best practices within our industry. For fiscal 2018, the Compensation Committee engaged outside compensation consultants to review levels of executive compensation. Additionally, the committee may use other external resources such as SEC filings of other publicly traded oil and gas companies from our peer group. Since the Company is unique and does not have the same complexity of drilling and field operations as most of the peer companies, the compensation committee uses the peer group comparison as a tool while considering many other factors.
As described in its charter, the Compensation Committee is tasked with reviewing and making recommendations to the Board of Directors regarding executive compensation and benefit plans and programs. For the named executive officers and certain other members of management, the Compensation Committee makes the final determination as to levels of base salary, annual incentive program targets and payouts, and long-term incentive program targets and grants, subject to Board of Director approval.
Effective on May 31, 2018, Mr. Randall D. Keys retired from the Company as President and Chief Executive Officer. The Board of Directors immediately named Mr. Robert Herlin to serve as interim CEO during this transition period while a search for a new CEO is commenced. Additionally, the Board of Directors moved to create a special Transition Services Committee consisting solely of Mr. William Dozier, to provide oversight for an interim period in the areas of engineering, reserves, operations and mergers & acquisition due diligence. As a result of these additional responsibilities, Mr. Dozier received a one-time committee appointment fee of $15,000, and he will receive $15,000 per month of committee fee for Transition Services Committee oversight functions. Mr. Herlin will receive $15,000 per month as interim CEO compensation during the interim period while a search for a new Chief Executive Officer is resolved.

IV.    Items the Compensation Committee Considers When Making Compensation Decisions
When making compensation decisions that affect the named executive officers, the Compensation Committee takes a number of items into consideration, which are discussed below. In addition, the Compensation Committee may also find it necessary from time to time to consider other items not specifically listed below.
Market Practices
On a periodic basis, the Compensation Committee reviews trends in executive compensation, both within a group of comparable exploration and production companies (our "peer group") and in the broader industry. In addition, the Compensation Committee also considers the relative amount of compensation paid to similar executives within the peer group to establish median levels. In fiscal 2018, the Compensation Committee engaged Longnecker and Associates to perform a market study to analyze absolute and targeted levels of executive pay, pay mix, long-term incentive vehicle utilization, and annual incentive program targets and structures, utilizing data from proxy statement disclosures as well as published surveys. The Compensation Committee also used the observations from the internal compensation study as one of many reference points in making compensation decisions for fiscal 2018.
The peer group was comprised of the following companies:

•	Abraxas Petroleum Corporation;

•	Approach Resources, Inc;

•	Bonanza Creek Energy, Inc;

•	Comstock Resources, Inc.;

•	Contango Oil & Gas Company;

•	Earthstone Energy, Inc.;

•	Gastar Exploration, Inc.;

•	Jones Energy, Inc.;

•	Lonestar Resources US Inc.

•	Northern Oil & Gas, Inc.;

•	Panhandle Oil & Gas, Inc.;

•	Petroquest Energy Inc;

•	PrimeEnergy Corporation;

•	Ring Energy, Inc.;

•	SRC Energy, Inc.; and

•	Yuma Energy
Business Environment
As a public company engaged in the acquisition, exploitation and development of oil and natural gas properties we operate in an extremely cyclical industry. In an effort to combat this volatile environment, the Company has maintained an experienced management team that has grown share value in an organic manner without taking on burdensome debt that could constrain future operations. However, financial success is and will continue to be heavily impacted by commodity prices that have experienced extreme volatility over the years.
As discussed in "Elements of Our Compensation Program for Fiscal 2018," annual and long-term incentive compensation include objective performance metrics that can be measured in numerical and/or operational terms. However, the Compensation Committee has exercised, and will continue to exercise, a degree of discretion in administering the compensation programs for the named executive officers in order to retain flexibility to take into account and adjust for special or unusual factors, such as the commodity price volatility, as well as other factors, including the fact that all of the Company revenue is dependent on the activities of a third-party operator. The Compensation Committee believes that this is necessary in order to retain and reward management for efforts that may not immediately translate to specific performance metrics, but that ultimately will drive long-term, sustainable stockholder growth. The Compensation Committee recommended to the Board and received approval to revise the compensation structure to become more quantitative and performance based beginning in fiscal 2015 with a significant portion of compensation at risk, particularly as to long-term incentive pay. This trend has continued into fiscal 2018 and 2019, and is expected to continue that way for the foreseeable future.

Consideration of Risk
The compensation programs have been constructed to provide the named executive officers with incentives to build stockholder value over the long term, while avoiding excessive risk-taking in the short term. A significant portion of all employees' compensation has and will continue to be paid out over multiple years through equity grants vesting over multi-year periods. In establishing performance goals for compensation programs, the Compensation Committee has utilized a mix of safety, regulatory, operational, and strategic metrics to avoid excessive weight on any single criterion.
The Compensation Committee believes that the Company's executive compensation practices are appropriate to (i) encourage our named executive officers to take appropriate levels of risk; and (ii) create sustained stockholder value over a long period of time.
Review of 2017 Say on Pay Advisory Vote
At the 2017 annual meeting, the Company's stockholders had the opportunity to provide an advisory vote on the compensation paid to the named executive officers. Over 97% of the total shares voted at the 2017 annual meeting were cast in favor of the compensation provided to the named executive officers. Accordingly, the Compensation Committee believes these results affirmed broad stockholder support for its approach to executive compensation and did not believe it was necessary to make changes to the named executive officer compensation program for 2018 specifically in response to the advisory vote.
Tax and Accounting Considerations
Section 162(m) of the Internal Revenue Code of 1986 (the "Code"), as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to a corporation's principal executive officer and the three other most highly compensated executive officers (excluding the principal financial officer), except to the extent that any part of such compensation in excess of $1,000,000 results from qualified performance-based compensation granted under an incentive compensation plan approved by the shareholders. Our 2004 Stock Plan did not meet these requirements, but our 2016 Equity Incentive Plan does. To date, this limitation has not been a significant factor in our financial results and in the deliberations of the Compensation Committee, but it is possible that we could potentially face the disallowance of some part of our tax deductions for compensation upon vesting of awards outstanding under the 2004 Stock Plan. We have taken a proactive step in establishing the new 2016 Equity Incentive Plan, in part to reduce the risk of future disallowance of tax deductions under Section 162(m).
V.     Elements of Our Compensation Program for Fiscal Year 2018
As discussed in more detail below, the compensation program during fiscal year 2018 for the named executive officers consisted of the following elements:

•	base salary;

•	annual performance-based cash incentive awards;

•
long-term equity-based compensation (including performance-based stock awards that vest if Company performance and performance relative to defined peer groups meet pre-determined targets, and restricted stock awards that vest based on continued service to the Company); and

•	other industry standard employee benefits.
Base Salary
The base salaries of the named executive officers are the foundation on which all other compensation elements are built. We currently utilize base salary to attract qualified executive talent and retain our senior management team. The Company believes that paying base salaries that are competitive with companies with which we compete for talent is essential to maintaining stability in our leadership.
In the past, the Company's financial position has limited its ability to deliver competitive levels of base salary and annual cash incentive compensation to the named executive officers and therefore relied more heavily on equity-based vehicles. However, as the Company has matured and begun to establish a consistent record of meaningful cash flow, we have increased cash compensation, including base salary, to levels more competitive with our peers. In establishing the named executive officers' base salaries, the Compensation Committee also considers the responsibilities and duties of the individual, historical performance, industry experience, and overall importance to the Company.
The base salaries of our named executive officers for fiscal 2018 were reviewed by the Compensation Committee and were held constant at $330,000 and $250,000, respectively for Mr. Keys and Mr. Joe. The committee determined that no salary adjustments were warranted, largely in response to the lower commodity price environment in our industry.

Overall, base salaries for the Company's executive officers are intended to approximate our peer group in the 25th to 50th percentile levels. The following table sets forth the named executive officers' base salaries for fiscal 2018, 2017 and 2016. Mr. Herlin, as non-executive Chairman of the Board, is not a salaried employee of the Company effective October 1, 2016.

Named Executive Officer	Fiscal 2018 Base Salary	Fiscal 2017 Base Salary	Fiscal 2016 Base Salary
Randall D. Keys (1)	$330,000	$330,000	$300,000
Former President & Chief Executive Officer

David Joe	$250,000	$250,000	$206,000
Senior Vice President, Chief Financial Officer & Treasurer

Robert S. Herlin (2)	$—	$210,000	$280,000
Chairman of the Board
(1) Mr. Randall D. Keys retired from the Company effective May 31, 2018. Mr. Herlin was named interim CEO until a successor is appointed.
(2) As part of succession planning, Mr. Herlin relinquished his title of Chief Executive Officer to Mr. Keys, effective January 1, 2016. As such, his base salary was reduced to $210,000 from $280,000 in fiscal 2016. His base salary for fiscal 2017 remained at the same level and he ultimately transitioned to the role of non-employee Chairman of the Board effective October 2016, at which time he ceased receiving an employee salary.
Annual Performance-Based Cash Incentive Awards
Each fiscal year, our named executive officers, as well as all other employees of the Company, have the opportunity to earn cash payments under the annual incentive program designed to motivate employees to achieve near-term corporate and individual goals and to align executive and employees' interests with our stockholders' interest. Annual cash incentives are administered in a similar manner and structure for all employees of the Company. Elements of the corporate objectives that drive determination of the annual incentives for the named executive officers are used in deciding cash incentive payouts for all staff. The Compensation Committee continues to use certain operational and financial metrics based on the Company's performance would be considered in determining the annual bonuses for executive officers and staff. Annual incentives are determined using three inputs: the individual performance rating, Company performance relative to the target incentive performance goals, and Company performance relative to the stretch incentive performance goals.
Our performance goals serve as guidelines for our Compensation Committee to ensure that cash awards ultimately reflect our true accomplishment of Company objectives. Our Compensation Committee retains the ability to apply discretion to awards based on subjective measures, such as extenuating market circumstances or individual performance and to modify amounts based on safety performance. The Compensation Committee believes that disclosure of certain goals and quantitative targets could result in competitive harm to the Company, thus not all goals are disclosed publicly.
The Company performance levels for each metric were approved by the Compensation Committee in fiscal 2017 based on the Company's corporate plan, including managing cash flow for capital spending for the CO2 flood project at Delhi and for returning cash dividends to shareholders, and specified milestones relating to our short-term and long-term strategic objectives, including successful execution of oil and gas property acquisitions.
Each year, the Compensation Committee considers the CEO's recommendations as to the individual ratings of all employees other than the CEO and ultimately determines each named executive officer's individual rating and ratifies the CEO's ratings of employees other than the named executive officers based on their accomplishment of goals.
Once all of the rating components are determined, a composite rating is calculated. The individual performance rating is weighted at 40% of the total and the Company performance rating is weighted at 60%, with a possible increase to both the individual and Company ratings above if stretch goals are met. The composite rating is multiplied by the target incentive for each employee. The target incentive is defined as a percentage of base salary.
In fiscal 2018, the target incentives were 100% of base salary for Mr. Keys, and 75% of base salary for Mr. Joe. Each executive's annual bonus opportunity ranged from zero to 100% of target depending on the actual level of Company performance versus the operational and financial metric targets and consideration of each individual's achievements and performance during the year. Additionally there was up to a 25% stretch performance payout that could be achieved based on exceptional company performance and/or exceptional employee performance. As the result of higher oil & NGL prices and the positive impact of Tax Reform Jobs Act, our reported net income resulted in achieving 125% of target. However, since the Company did not achieve a transformative transaction, 40% of the target was not achieved. Due to the retirement of Mr. Keys in May 31, 2018, he was not eligible to receive a portion of the qualitative targets. In summary, cash incentive payments for fiscal 2018 resulted in payments equating to 52.5% of target for Mr. Keys and 70.5% of target for Mr. Joe. Based on the factors explained above, the incentive payments to the named executive officers for fiscal 2018 are shown in the chart below, and are included in the "Bonus" column of the "Summary Compensation Table" for 2018.

Named Executive Officer	Target Payout	Actual Payout	% of Target
Randall D. Keys	$330,000	$173,250	52.5%
Former President & Chief Executive Officer
David Joe	$187,500	$132,188	70.5%
Senior Vice President, Chief Financial Officer & Treasurer
Robert S. Herlin (a)	$—	$—	—%
Chairman of Board
(a) Mr. Herlin is non-executive Chairman of the Board and was not eligible for an incentive payment for the fiscal year ended June 30, 2018. Upon the retirement of Mr. Keys, Mr. Herlin was appointed as interim CEO for this transition period, until a new CEO is appointed. The Board agreed to compensate Mr. Herlin $15,000 per month for these additional responsibilities during this transition period, and he will not receive any short term or long term incentive compensation for his services other than that previously described under Compensation of Directors above.
Long-Term Incentives
We utilize a Long-Term Incentive ("LTI") plan to award restricted shares as a compensation vehicle that we believe aligns the interests of our officers and all other employees with stockholders. The Compensation Committee believes that delivering a significant portion of total compensation in the form of long-term incentives that vest over a period of several years acts to retain our management team over the long-term and motivates them to engage in activities that will promote sustainable growth in the price of our stock. Primarily through long-term incentive grants, our named executive officers and directors have accumulated significant share ownership, with current beneficial ownership totaling approximately 8% of outstanding common shares. In addition, all employees, including the named executive officers, are more fully aligned with stockholders as a result of our stock retention policy, which is described in more detail in the section "Other Compensation Policies Affecting the Named Executive Officers."
All employees of the Company are generally granted restricted shares on an annual basis, following completion and acceptance of the annual independent engineering reserve report and year-end financial audit.
In prior years, the size of the restricted share grants for all employees, including the named executive officers, was determined by considering two factors—individual LTI Targets and an overall corporate multiplier, which was determined based on Company performance during the trailing fiscal year. Following the end of the fiscal year, generally in September, the Compensation Committee, utilizing input and a recommendation from the CEO, made an assessment of overall corporate performance. The overall corporate performance multiplier was then multiplied by each employee's individual LTI target to determine the value of the restricted stock grant.
For fiscal 2018, unlike the prior year where the Compensation Committee and the Board approved a long-term incentive ("LTI") structure that is significantly weighted (66.7%) towards quantitative and performance based targets versus historical time based vesting (33.3%), the Compensation Committee and the Board determined that the 2018 LTIP would consist of a single grant of shares equal to 38% of the target LTI for each employee, with vesting to occur on December 31, 2018. The vesting of such grants would be accelerated to the date of separation if such person was separated without cause. The Compensation Committee and the Board recognized that the remaining 62% of the typical annual target LTI grant was being deferred and would be considered at a later date based on the outcome of M&A activities and other strategic decisions by the Company. Performance Shares
In fiscal 2018, there were no performance-based shares issued in the administration of the LTI program.

Historically, the Company has granted performance shares which may vest at various times during multiple years from the date of grant based on the achievement of various performance metrics, including targets for (1) annual earnings to common stockholders and (2) multi year annual total stockholder return ("TSR") compared to a defined peer group of small-cap exploration and production companies. Vesting of performance awards occurs at the end of the fiscal year in which the net income goal is achieved or at the end of pre-determined TSR measurement periods.
Stretch Performance. In fiscal 2018, there were no stretch performance shares issued in the administration of the LTI program.
In general, there may be a stretch performance component whereby an additional 50% of specific target performance awards can be earned if the defined performance metric is greatly exceeded. Such shares are considered contingent shares and are not awarded at the date of grant.
Service-based awards
For fiscal 2018, unlike prior year and as disclosed above, the Compensation Committee and the Board approved a reduced long-term incentive award, all which were service-based and will vest based on continuous employment on December 31, 2018, or separation without cause, whichever occurs first. Based on the target award opportunity, on November 6, 2017, the following restricted shares were awarded to the named executive officers. Mr. Keys - 29,100 shares and Mr. Joe - 13,195 shares.
The following table sets forth the total target LTI awards granted to each of the named executive officers during fiscal 2018:

Named Executive Officer	Target % of FY18 Base Pay	Individual LTI Grant	Number of Target Restricted Shares (1)	Maximum Number of Total Performance Shares (2)
Randall D. Keys (3)	150%	$188,100	26,125	26,125
Former President and Chief Executive Officer		.
David Joe	100%	$95,000	13,195	13,195
Senior Vice President, Chief Financial Officer & Treasurer
(1) Based on grant value divided by the closing market price of our common stock on the day immediately preceding the date of grant, or $7.20 on November 6, 2017.
(2) No performance shares were awarded in fiscal 2018.
(3) Mr. Keys retired from the Company on May 31, 2018, and based on the terms of this award, he vested in these shares upon his retirement.
For fiscal 2016 through 2018, the Company has awarded the following amounts of securities to employees and directors:

Fiscal Year	Sign-on Stock Awards	Stock Options	Stock Awards (a)	Total Awards (b)	Common Shares Outstanding
2018	38,752	—	98,155	136,907	33,080,543
2017	—	—	195,513	195,513	33,087,308
2016	—	—	294,114	294,114	32,907,863
(a) Reflects target restricted stock awards and excludes contingent restricted stock awards of 0, 54,474 and 64,752 for the fiscal years ended June 30, 2018, 2017 and 2016, respectively. Shares underlying such awards are unissued and will vest and be issued only upon the attainment of a stretch performance goal.

(b) As employees turnover and employment ceases, a portion of these awards will be forfeited if they are unvested at time of separation, absent an agreement stating otherwise.

Benefits
The Company provides benefits to the named executive officers that are the same as those provided to all employees, entitling them to dollar-for-dollar matching cash contributions pursuant to a 401(k) Plan (up to 6% subject to certain limits), life insurance, accidental death and dismemberment insurance, medical benefits, and short-and long-term disability premiums paid by the Company. The value of these benefits is included in the summary compensation table in the column "All Other Compensation."
The Company does not sponsor a defined benefit pension plan or any nonqualified deferred compensation plans. Company policy prohibits loans to named executive officers and they receive no perquisites.
VI.   Employment Agreements and Severance Arrangements
Employment Agreements
On April 4, 2005, we entered into an employment agreement with Mr. Herlin. Mr. Herlin became non-executive Chairman of the Board and ceased to be an employee of the Company as of October 2016. Accordingly, this employment agreement is no longer in effect.
Severance Arrangements
All of our employees, including the named executive officers, are covered by the Evolution Petroleum Corporation Severance Policy for Change in Control Events ("CIC Policy"), which was adopted by the Compensation Committee in August 2010. In the event a named executive officer is entitled to benefits under an employment agreement and the CIC Policy, the greater benefit will prevail. Under the terms of the CIC Policy, a change in control event is defined as (i) the sale of all, or substantially all, of the corporation's assets with the intent to distribute the proceeds to stockholders; (ii) entry by the Company into a material definitive agreement for a merger or sale of the corporation with or into another entity in which the majority of the Board of Directors will change; or (iii) one or more affiliated entities or persons acquire common stock sufficient to collectively own or control forty percent (40%) of outstanding common stock. Prior to the closing on a change in control event that is pending, the CIC Policy provides that 50% of all unvested stock options, warrants and restricted stock held by employees and directors will accelerate vesting, with the remaining 50% being replaced with securities of equivalent value having a vesting term no longer than the awards which they replaced. In the event of termination by the Company or a constructive termination, the remaining 50% of unvested stock options, warrants and restricted shares would immediately vest. In addition, employees would be entitled to receive one year of base salary, their target annual incentive, and continuation of health, disability and life insurance coverage for a period of twelve months or until the alternative insurance is obtained. Notwithstanding, employees may refuse a portion of their separation payments in order to avoid the imposition of an excise tax under Code section 4999. The Company does not bear any responsibility for the imposition of such excise tax.
VII. Other Compensation Policies Affecting the Named Executive Officers
Stock Retention Policy
In April 2012, the Board of Directors approved and adopted the Evolution Petroleum Corporation Stock Retention Policy for Directors and Employees (the "stock retention policy"). The stock retention policy requires all directors and employees, including the named executive officers, to retain share ownership at specified levels, depending on level of responsibility. The named executive officers must retain a number of shares or equivalent equity awards equal to 60% of the total number of awards received through long-term incentive grants during the trailing three years. Other corporate officers and managers are subject to similar requirements, except the look-back period is two years. For all other employees, the look-back period is one year. In addition, each non-employee director must retain a number of shares or equivalent equity awards equal to 60% of the total number of awards received through long-term incentive grants during the trailing three years, excluding stock awards received in lieu of a cash retainer. Employees and directors have two years from the date of employment or appointment to comply with the stock retention policy. As a result of our substantial reliance on long-term incentives historically, coupled with the stock retention policy, our directors and named executive officers beneficially own approximately 8% of the Company's common stock. Based on stock ownership reports filed with the SEC, all directors and executive officers were in compliance with this stock retention policy as of June 30, 2018.
Timing of Grants and Release of Material Non-Public Information
The Company has historically maintained consistency in the timing of long-term incentive grants to all employees, including the named executive officers. Such grants have typically been made in connection the approval of our fiscal year-end audited financial statements and year-end engineering reserve report by the Audit Committee and the Board of Directors. In certain cases in the past, grants have been delayed until the annual meeting as a result of additional deliberations by the Compensation Committee or other factors. The Company has not in the past timed, nor does it plan to time, the release of material, non-public information to affect the value of executive compensation.
Financial Restatement
The Compensation Committee will, if the need arises, make a determination as to whether and to what extent compensation should be recaptured should there be a financial restatement that affects results utilized to determine incentive compensation.
Trading in the Company's Stock and Derivatives
No employee or director is permitted to execute open market transactions in the Company's securities during any blackout period except as prearranged through an approved 10b5-1 sales trading plan. In addition, the Company believes that none of its named executive officers or directors have entered into derivative transactions linked to the Company's securities.
Executive Officers of the Company
Set forth below is information regarding our executive officers, including their ages, positions with our company and principal occupations and employers for at least the last five years. For information concerning executive officers' ownership of our common stock, see the table and related information provided under the caption "Security Ownership of Certain Beneficial Owners and Management."
For information regarding Robert S. Herlin, interim CEO and Chairman of the Board, see "Proposal 1—Election of Directors."
David Joe (53).  Mr. Joe joined Evolution in March 2005 as Accounting Manager. In September 2007, he was promoted to Controller and Corporate Secretary, in January 2014 was promoted to the additional roles of Vice President and Chief Administrative Officer, and on January 1, 2016 was promoted to Senior Vice President, Chief Financial Officer and Treasurer. From 2004 to 2005, Mr. Joe was a Client Manager for a provider of outsourced accounting services to the petroleum industry. In this capacity, Mr. Joe was responsible for managing and executing the complete upstream accounting cycle for multiple clients. Previously, Mr. Joe served 17 years in a wide array of supervisory, accounting and financial analysis positions in the upstream division of the UNOCAL Corporation, an integrated oil company traded on the NYSE. Mr. Joe received his B.B.A. in Accounting from the University of Texas at Austin and is certified as an Accredited Petroleum Accountant® through the Council of Petroleum Accountants Societies.
VIII. CEO Pay Ratio Disclosure
As required by Section 953(b) of the Dodd-Frank Act, and Item 402(u) of Regulation S-K, we are providing the information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO. The following table sets forth a summary of the median of the annual total compensation of all employees of our company (other than the CEO), the annual total compensation of our CEO and the ratio of such amounts.

CEO Pay Ratio
Median employee total compensation	$379,173
CEO total Compensation	$691,350
Ratio of CEO to Median employee compensation	1.82
To calculate the CEO pay ratio, we took the following steps:

•
In determining the median employee, we considered all employees as of June 30, 2018. Compensation was annualized for employees who were not employed for the full fiscal year of 2018. The Company employed four persons as of June 30, 2018, excluding Mr. Keys, President and CEO who retired effective May 31, 2018.

•
After identifying the median employee based on total cash compensation, we calculated annual total compensation for such employee using the same methodology we used for our named executive officers as set forth in the summary compensation table in this proxy statement. For simplicity, the value of the Company's medical benefits provided was excluded as all employees, including the CEO, are offered the same benefits.

Summary Compensation Table
The following table set forth a summary of executive compensation for our named executive officers for the fiscal years ended June 30, 2018, 2017 and 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus (1) ($)	Stock Awards (2) ($)	All Other Compensation($) (3)	Total ($)
Randall D. Keys (4)	2018	302,500	173,250	188,100	409,104	1,072,954
Former President & Chief Executive Officer (retired on May 31, 2018)	2017	327,500	165,000	488,309	75,110	1,055,919
	2016	307,500	330,750	555,247	54,994	1,248,491

David Joe (5)	2018	250,000	132,188	95,000	54,544	531,732
Senior Vice President, Chief Financial Officer & Treasurer	2017	245,000	93,750	246,621	67,910	653,281
	2016	213,000	173,250	293,168	48,625	728,043

Robert S. Herlin (6)	2018	—	—	—	15,000	15,000
Chairman of the Board	2017	81,173	—	—	15,056	96,229
	2016	245,000	220,500	288,966	41,291	795,757

(1)
Bonuses reflect amounts earned based on performance for the fiscal year indicated and accrued into such fiscal year for accounting and income tax purposes. Bonuses are typically paid in September of the subsequent fiscal year.

(2)
Represents the grant-date fair value of restricted common stock awards granted during the fiscal year indicated, calculated in accordance with FASB ASC Topic 718, and does not reflect the actual value that may be received by the executive. The assumptions used in calculating these values can be found in the notes to the Company's consolidated financial statements included in the annual reports on Form 10-K for the fiscal years ended June 30, 2018, 2017 and 2016, respectively. The amounts in the table above are based on target stock award amounts.

(3)
Represents amounts for (i) matching contributions to the 401(k) Plan on each named executive officers' behalf, (ii) health, life, accidental death, dismemberment and short and long-term disability insurance premiums paid by the Company on each named executive's officer's behalf, (iii) payments in lieu of coverage for officers who waive the Company's insurance coverage, (iv) a health savings account subsidy for those who elect a high deductible health plan and (v) dividends paid on unvested restricted stock beneficially owned by the executive. The Company does not reimburse executives for membership in social clubs or other similar perquisites.

(4)
Mr. Keys served as President and Chief Financial Officer during fiscal 2015 and 2016 until January 1, 2016, when he was promoted to President and Chief Executive Officer. Mr. Keys retired from the Company effective May 31, 2018. His separation agreement includes base compensation payments for six months, fiscal 2018 short term incentive payout payment, acceleration of certain unvested service based stock awards and payment of accrued but unused vacation. The value of these payments are included in Other Compensation for 2018.

(5)	Mr. Joe served as Vice President and Chief Administrative Officer during fiscal 2015 and 2016 until January 2016, when he was promoted to Senior Vice President, Chief Financial Officer and Treasurer.

(6)
Mr. Herlin served as Chief Executive Officer during fiscal 2015 and 2016 until January 2016, when he became Executive Chairman of the Board. As Executive Chairman he was an officer and employee until October 2016, at which time he became Chairman of the Board, a non-employee position. The amounts for Mr. Herlin in fiscal 2017 include only amounts paid to him as an officer from July 2016 through October 2016 and do not include any compensation subsequent to that date earned as a director. Such other amounts are disclosed in the section,

"Compensation of Directors." On June 1, 2018, Mr. Herlin was named interim CEO and will receive compensation of $15,000 per month during the transition period while the search for a new CEO is completed and appointed.
The following table sets forth information concerning annual incentive awards granted during fiscal year 2018 to each of our named executive officers.
Fiscal Year 2018 Grants of Plan-Based Awards

		Estimated Future Payouts Under Equity Incentive Plan Awards
Named Executive Officer	Grant Date	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Shares (#)	Grant Date Fair Value of Stock Awards ($) (2)
Randall D. Keys	11/6/2017	—	—	—	26,125(1)	$188,100

David Joe	11/6/2017	—	—	—	13,195(1)	$95,000
(1) Represents an award of service-based restricted stock, not subject to a performance contingency, that vests on December 31, 2018. These restricted stock awards comprise entirely of the long-term incentive targets for Messrs. Keys and Joe.

(2) Represents the grant date fair value of restricted stock awards calculated in accordance with FASB ASC Topic 718, "Stock Compensation" and is based on the closing price of our common stock on the day prior to the date of grant or other valuation method as disclosed in Note 11 to our consolidated financial statements included in our Form 10-K for the year ended June 30, 2018.
Outstanding Equity Awards at 2018 Fiscal Year-End
The following table sets forth information regarding unvested securities outstanding for each named executive officer as of June 30, 2018.

	Option awards					Stock awards
Name	Number of securities underlying unexercised options & warrants (#) exercisable	Number of securities underlying unexercised options & warrants (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option/ warrant exercise price ($)	Option/ warrant expiration date	Number of shares or units that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested ($)(1)
Randall D. Keys (2)	—	—	—	—	—	—	$—	—	$—
David Joe	—	—	—	—	—	75,529	$743,961	36,744	$361,928
Robert S. Herlin (3)	—	—	—	—	—	14,055	$138,442	—	$—

(1)
The values were calculated based upon the closing price of our common stock on June 30, 2018, which was $9.85 per share. Unvested restricted stock issued prior to fiscal 2015 generally vests 1/16th per quarter from date of grant. Effective with fiscal 2015 grants, 25% of service-based shares vest on each of the subsequent four anniversaries of the date of grant. In addition, fiscal 2015 and subsequent grants include restricted shares which vest based on the achievement of performance and market-based targets. Such share totals include the target award amounts and exclude unissued and unvested contingent performance shares of 14,697 for Mr. Joe.

(2)
Mr. Keys retired from the Company effective May 31, 2018. As part of this retirement agreement, 46,226 shares of unvested stock was accelerated vested on May 31, 2018. The balance of his unvested shares, or 95,683 shares were forfeited on May 31, 2018.

(3)
Totals for Mr. Herlin include only unvested stock awards granted during his tenure as an employee and exclude a stock award granted for 8,824 shares to Mr. Herlin as annual director stock compensation.

Option Exercises and Stock Vested During Fiscal Year End 2018
The following table provides information about the value realized by the named executive officers on option exercises, vesting of restricted stock, and award payouts during fiscal year 2018.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Randall D. Keys (1)	—	$—	124,676	$1,011,487
David Joe	—	$—	31,894	$229,750
Robert S. Herlin (2)	—	$—	48,292	$350,305

(1) Mr. Keys retired from the Company effective May 31, 2018. As part of his separation agreement, 46,226 shares of his 141,909 unvested shares at separation were accelerated vested. The balance of the shares were forfeited on May 31, 2018.

(2) Includes 6,418 shares vested during fiscal 2018 for his service on the Board of Directors.
Change in Control Policy
In August 2010, the Board of Directors approved an employee severance policy for a change in control event. A "change in control" event is generally defined to include a tender offer, takeover bid, exchange offer or acquisition for forty percent (40%) or more of the Company's outstanding common stock. The policy applies to all employees including named executive officers and provides that in the event of a change in control, employees terminated within one year of the event shall receive severance pay in the amount of one year of base pay and targeted annual discretionary bonus, plus one year continuation of the company's subsidy of health insurance benefits. Pursuant to the Company's plan, the administrator under the plan has provided that in the event of a "change in control," half of all unvested options and stock awards would vest on the date of such "change in control" and the remainder of unvested options and stock awards would vest upon the employee's termination within a year of the "change in control."
The following table shows, as of June 30, 2018, the estimated potential payments and benefits that would be received by our named executive officers based upon a hypothetical termination of employment in each of the circumstances indicated in the table.

Named Executive Officer	Severance Plan Payment(1)	Other Benefits(2)	Fair Market Value of Accelerated Equity Compensation(3)	Total Value
David Joe
Change in Control	$463,750	$31,341	$675,769	$1,170,860
Death or Disability	—	—	$675,769	$675,769

(1)	Represents one year of salary and one year of short term incentive bonus, based on the officer's target incentive.

(2)
Represents an estimate of the cost to reimburse the executive's contribution to the cost of one year of health insurance benefits provided to the named executive officer based on coverage and contribution rates in effect at June 30, 2018.

(3)
The fair market value of accelerated equity awards includes only those awards that were not currently vested as of June 30, 2018, using a closing stock price of $9.85 per share on such date. Such totals exclude contingent performance shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own beneficially more than ten percent (10%) of the shares of our common stock (collectively, "reporting persons") to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Reporting persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.
To our knowledge, based solely on our review of the copies of such reports received or written representations from the reporting persons, we believe that, with respect to fiscal 2018 all reporting persons complied with all applicable Section 16 filing requirements.
STOCKHOLDER PROPOSALS
At the annual meeting each year, the Board of Directors submits to stockholders its nominees for election as directors. The Board of Directors may also submit other matters to the stockholders for action at the annual meeting. Any proposal which a stockholder intends to present in accordance with Rule 14a-8 of the Exchange Act at our next annual meeting of stockholders to be held in 2019 must be received by Evolution Petroleum Corporation not less than one hundred twenty (120) calendar days prior to the date that notice of the 2019 annual meeting is expected to be provided to stockholders, which based on the timetable of the current year would be 120 days prior to October 26, 2019. Only proposals conforming to the requirements of Rule 14a-8 of the Exchange Act that are timely received by the Company will be included in the proxy statement in 2019. Any such proposal should be directed to our Corporate Secretary at our principal executive offices located at 1155 Dairy Ashford, Suite 425, Houston, Texas 77079.

IMPORTANT VOTING INFORMATION
SEC RULES CONCERNING THE ELECTION OF DIRECTORS
Your broker is not permitted to vote on your behalf on the election of directors unless you provide specific instructions by completing and returning the proxy card. For your vote to be counted, you will need to communicate your voting decisions to your broker, bank or other financial institution before the date of the stockholder meeting.
Your Participation in Voting the Shares You Own Is Important
Voting your shares is important to ensure that you have a say in the governance of your company. Please review the proxy materials and follow the instructions on the proxy card to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our company's future.
More Information Is Available
If you have any questions about this rule or the proxy voting process in general, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder.
OTHER MATTERS
Miscellaneous
Our management does not intend to present any other items of business and is not aware of any matters other than those set forth in this proxy statement that will be presented for action at the annual meeting. However, if any other matters properly come before the annual meeting, the persons named in the enclosed proxy intend to vote the shares of our common stock that they represent in accordance with their best judgment.
Annual Report
A copy of the Company's annual report on Form 10-K without exhibits, for the fiscal year ended June 30, 2018 filed with the Securities and Exchange Commission accompanies this proxy statement. Copies of the Form 10-K exhibits are available without charge. Stockholders who would like such copies should direct their requests in writing to: Evolution Petroleum Corporation, 1155 Dairy Ashford, Suite 425, Houston, Texas 77079, Attention: Corporate Secretary.
Householding and Combining Accounts
We may deliver only one proxy statement and annual report to an address shared by multiple stockholders unless we receive contrary instructions from one or more of the stockholders. Any stockholder at a shared address to which a single copy of the proxy statement and annual report have been sent who would like an additional copy of this proxy statement and annual report or future copies of proxy statements and annual reports may make a written or verbal request to: Continental Stock Transfer & Trust, 1 State Street 30th Floor, New York, NY 10004-1561, (800) 509-5586.
Similarly, any stockholders sharing an address and currently receiving multiple copies of proxy statements and annual reports may request that only a single copy of a proxy statement and annual report be delivered to them in the future. In addition, any stockholder with multiple accounts (receiving multiple proxy cards) who wishes to consolidate the stockholder's shares into a single account can do so by contacting Continental Stock Transfer at the address and telephone number above.

By Order of the Board of Directors,
/s/ David Joe David Joe Senior Vice President and Chief Financial Officer

Houston, Texas
October 26, 2018

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

EVOLUTION PETROLEUM CORPORATION

2018 Annual Meeting of Shareholders

December 6, 2018, 10:00 A.M. local time

This Proxy is Solicited On Behalf Of The Board Of Directors

Please Be Sure To Mark, Sign, Date and Return Your Proxy Card in the Envelope Provided

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

Please mark your votes like this **X**

PROXY

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3 AND IN THE PROXIES' DISCRETION ON ANY OTHER MATTERS COMING BEFORE THE MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR"

1. Election of Directors

(1) Edward J. DiPaolo
(2) William E. Dozier
(3) Robert S. Herlin
(4) Kelly W. Loyd
(5) Marran H. Ogilvie

FOR all Nominees listed to the left	WITHHOLD AUTHORITY to vote (except as marked to the contrary for all nominees listed to the left)
☐	☐

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above)

		FOR	AGAINST	ABSTAIN
2.	Ratification of the appointment of Moss Adams LLP as the Company's independent registered public accounting firm for fiscal year ending June 30, 2019.	☐	☐	☐
3.	Approval, in a non-binding advisory vote, of the compensation of the Company's named executive officers.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

CONTROL NUMBER

Signature____________________ **Signature, if held jointly**____________________ **Date**__________**, 2018.**

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

The Proxy Statement and our 2018 Annual Report to Stockholders are available at http://www.evolutionpetroleum.com/proxymaterials.html

▲ FOLD HERE · DO NOT SEPARATE · INSERT IN ENVELOPE PROVIDED ▲

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

EVOLUTION PETROLEUM CORPORATION

The undersigned appoints David Joe and Roderick Schultz, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Evolution Petroleum Corporation, held of record by the undersigned at the close of business on October 22, 2018 at the annual meeting of stockholders to be held at the Company's offices at 1155 Dairy Ashford, Suite 425 Houston, Texas 77079 on Thursday, December 6, 2018, at 10:00 a.m. (local time), or at any adjournment thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE FIVE NOMINEES TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

(Continued, and to be marked, dated and signed, on the other side)